EXHIBIT 99.1

KlickZie KLK20 Cryptotoken

KLK20 DISTRIBUTION GO LIVE ANNOUNCEMENT

Tautachrome, Inc.

Ticker TTCM on the OTC Markets (Pink)

Message to ALL HOLDERS OF COMMON SHARES (“Shareholders”) of Tautachrome and to all HOLDERS OF CONVERTIBLE PROMISSORY NOTES (“Noteholders”) of the Company:

GOOD NEWS! The Company’s KlickZie cryptocoin, defined and functioning on the Ethereum blockchain as the KL20 cryptotoken, which began preliminary distribution last week, is ready for FREE distribution to the following large number of Shareholders and Noteholders:

“ALL the Shareholders who owned shares on January 16, 2018 last year (the “Record Date”) and all the Noteholders holding notes on that date (together, “Holders of Record” or “Holders”)”

800 million of KlickZie’s KLK20 cryptotokens will be distributed (the “KLK Distribution”)in a prorata fashion among the Holders of Record[1].

In addition, Shareholders who doubled their share ownership from December 1, 2017 to the Record date will be awarded a 20% KLK20 bonus and Shareholders owning more than 1 million shares on the Record Date will be awarded a 10% KLK20 bonus plus the 20% bonus if they have also doubled their ownership (any bonus KLK20 a “Reward KLK”).

The KLK Distribution will begin Thursday as soon as March 21, 2019 with a one day distribution and will continue with a single day distribution each Thursday thereafter for a total of eight Thursdays, after which time the programmed KLK Distribution will end. We will handle Holders case by case thereafter.

There are two cases for Holders of Record:

1. For Holders of Record who have their shares in a brokerage account, and who wish to receive their prorata share of KLK tokens:

Ask your broker to send the Company the full coordinates for a point of contact at the brokerage with proof of the number of TTCM shares you owned on January 16, 2018. And if you held shares on December 1, 2017 and wish to apply for Reward KLKs, please ask your broker to send the Company along with proof of the number of TTCM shares you owned on December 1, 2017. We will send your broker information and a unique code for you allowing you to have your KLK20 tokens securely downloaded and recorded at http://wallet.klickzie.io. Information from brokers should be sent by courier or by mail to Tautachrome, Inc. 1846 E Innovation Park Drive, Oro Valley, Arizona 85755 USA. Be sure to URGE your broker to MAKE HASTE. The automatic distribution is only open for eight weeks, and you don’t want to delay the opportunity to get free KLKs. Contact us at support@klickzie.io with any questions or for help.

_________

1	To compute the size of the pool of shares (the Claim Pool ) against which to calculate each prorata claim for KLKs, in addition to the number of outstanding shares on the Record Date, a share-claim amount will be attributed to all the Noteholders and added to the size of the Claim Pool as well. This Noteholder amount will be the number of common shares that would have been generated if all of the notes of all of the Noteholders had been converted entirely to Tautachrome common shares on the Record Date. In addition, the Claim Pool will be inflated to account for the Reward KLKs. The total size of the Claim Pool will be the sum of the number of outstanding shares on the Record Date plus the attributional share-claim number of the Noteholders on that date, plus an inflation number required to accommodate the anti-prorata effects of the Reward KLKs. Because the Company does not have advance access to all of the share ownership records required to perfectly compute the Claim Pool, the Company will estimate the Claim Pool with the records to which it has immediate and perfect access so as to be able to begin the distribution quickly and allow the distribution to stay open as shareholder requests for KLK distribution come in during the distribution period. The Company will increase the number of KLK20s beyond 800 million to accommodate any overage resulting from any mis-estimations of share ownership facts, and will retain the balance in its own account if any underage.

1

2. For Holders of Record who are Noteholders or who are Shareholders who have their shares in certificate form or held on account by the Company’s Transfer Agent, and who wish to receive their prorata share of KLK tokens:

We know who you are, and know your note status and or share ownership status on the dates that matter. We will mail you a letter to your address of record, with a unique code allowing you to open a KlickZie crypto account at http://wallet.klickzie.io if you have not already done so, and using the unique code to have your KLK20 tokens and any Reward KLKs deposited securely into your wallet account there. Since your ability to receive your token depends on the letter we mail you, WATCH for it. If your address has changed BE SURE TO NOTIFY the Company’s transfer agent and as soon as possible with a corrected address[2] and also notify us: support@klickzie.io.

In every weekly prorata distribution, each wallet that has been newly secured with a user’s unique code since the previous week’s distribution will be filled with the full number of tokens the wallets is entitled to receive under the distribution, and then the wallet will be closed to receiving further KLK tokens under any remaining distributions in this KLK Distribution.

__________

2	The Company’s transfer agent is Corporate Stock Transfer Inc., 3200 Cherry Creek South Drive, Suite 430 Denver, Colorado 80209, phone +1-303-282-4800.

2